                                                                     EXHIBIT 3.4

                           CERTIFICATE OF DESIGNATIONS
                                       OF
                                 PREFERRED STOCK
                                       OF
                           SYNTAX-BRILLIAN CORPORATION

                                TO BE DESIGNATED
                    6% REDEEMABLE CONVERTIBLE PREFERRED STOCK

                        Pursuant to Section 151(g) of the
                General Corporation Law of the State of Delaware

      The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of Syntax-Brillian Corporation, a Delaware corporation (the "Corporation"):

      "RESOLVED, that pursuant to the authority conferred on the Board of Directors of the Corporation (the "Board of Directors") by the Corporation's Certificate of Incorporation, the issuance of a series of preferred stock, par value $0.001 per share, of the Corporation which shall consist of 3,400,000 shares of preferred stock be, and the same hereby is, authorized; and the Chief Executive Officer of the Corporation be, and he hereby is, authorized and directed to execute and file with the Secretary of State of the State of Delaware a Certificate of Designations of Preferred Stock of the Corporation fixing the designations, powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof (in addition to the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to the Corporation's preferred stock), as follows:

      1. NUMBER OF SHARES; DESIGNATION. A total of 3,400,000 shares of preferred stock, par value $0.001 per share, of the Corporation is hereby designated as 6% Redeemable Convertible Preferred Stock (the "Series"). Shares of the Series ("Preferred Shares") will be issued pursuant to the terms of a Securities Purchase Agreement, dated as of December 28, 2005, by and among the Corporation and the Purchasers named therein (the "Purchase Agreement"). Capitalized terms used herein and not otherwise defined have the respective meanings set forth in paragraph 11 hereof.

      2. RANK. The Series shall, with respect to payment of dividends, redemption payments and rights upon liquidation, dissolution or winding-up of the affairs of the Corporation, rank:

      (i) Senior and prior to the Common Stock, par value $0.001 per share, of the Corporation (the "Common Stock"), and any additional series of preferred stock which may in the future be issued by the Corporation and are designated in the amendment to the Certificate of Incorporation or the certificate of designations establishing such additional preferred stock as ranking junior to the Preferred Shares. Any shares of the Corporation's capital stock which are junior to the Preferred Shares with respect to the payment of dividends are hereinafter referred to as "Junior Dividend Shares" and any shares which are junior to the Preferred Shares with respect to redemption payments and rights upon liquidation, dissolution or winding-up of the affairs of the Corporation are hereinafter referred to as "Junior Liquidation Shares".

      (ii) Pari passu with any additional series of preferred stock which may in the future be issued by the Corporation and are designated in the amendment to the Certificate of Incorporation or the certificate of designations establishing such additional preferred stock as ranking equal to the Preferred Shares or which do not state they are Junior Dividend Shares or Senior Dividend Shares (as defined below). Any shares of the Corporation's capital stock which are equal to the Preferred Shares with respect to the payment of dividends are hereinafter referred to as "Parity Dividend Shares" and any shares which are equal to the Preferred Shares with respect to redemption payments and rights upon liquidation, dissolution or winding-up of the affairs of the Corporation are hereinafter referred to as "Parity Liquidation Shares".

      (iii) Junior to any additional series of preferred stock which may in the future be issued by the Corporation and are designated in the amendment to the Certificate of Incorporation or the certificate of designations establishing such additional preferred stock as ranking senior to the Preferred Shares. Any shares of the Corporation's capital stock which are senior to the Preferred Shares with respect to the payment of dividends are hereinafter referred to as "Senior Dividend Shares" and any shares which are senior to the Preferred Shares with respect to redemption payments and rights upon liquidation, dissolution or winding-up of the affairs of the Corporation are hereinafter referred to as "Senior Liquidation Shares".

   The Corporation may not issue additional shares of preferred stock which are not (a) Junior Stock (as defined in paragraph 3(c) below) or (b) both Parity Liquidation Shares and Parity Dividend Shares without the consent of the holders of a majority of the Preferred Shares.

      3. DIVIDENDS. (a) The dividend rate on Preferred Shares shall be $0.30 per share per annum. Dividends on Preferred Shares shall be fully cumulative, accruing, without interest, from the date of original issuance of the Series through the date of redemption or conversion thereof, and shall be payable in arrears on March 29, June 29, September 29 and December 29 of each year, commencing March 29, 2006, except that if such date is not a Business Day then the dividend shall be payable on the first immediately succeeding Business Day (each such date being hereinafter referred to as a "Dividend

   Payment Date"). Dividends on the Preferred Shares shall be paid in cash; provided, however, if all of the Stock Payment Conditions are met on the applicable Dividend Payment Date, the Corporation may pay such dividends, at the Corporation's option, in fully paid and nonassessable shares of Common Stock (such dividends paid in such form being herein called "PIK Dividends"). PIK Dividends shall be paid by delivering to each record holder of Preferred Shares a number of shares of Common Stock ("PIK Dividend Shares") determined by dividing (x) the total aggregate dollar amount of dividends accrued and unpaid with respect to Preferred Shares owned by such record holder on the record date for the applicable Dividend Payment Date (rounded to the nearest whole cent) by (y) the PIK Dividend Price. In order to deliver PIK Dividend Shares in lieu of cash on a Dividend Payment Date, the Corporation must deliver, on or before the tenth (10th) Business Day immediately prior to such date, written notice to each Holder of Preferred Shares stating that the Corporation wishes to do so (a "PIK Stock Dividend Notice"). The Company may indicate in the PIK Stock Dividend Notice that the election contained therein shall continue for later Dividend Payment Dates until revised. In the event that the Corporation does not deliver a PIK Stock Dividend Notice on or before such fifteenth (15th) day, the Corporation will be deemed to have elected to pay the related dividend in cash. Each Holder shall promptly thereafter deliver to the Corporation instructions designating whether such Holder wishes to receive delivery of its PIK Dividend Shares in physical certificates (and, if so, at what address) or through the Depository Trust Company ("DTC"), as long as no legend is required by the terms of the Purchase Agreement to be imprinted on such PIK Dividend Shares (and, if so, the account number to be credited). If the Corporation wishes to deliver PIK Dividend Shares in lieu of cash with respect to accrued dividends, it must do so with respect to all (but not less than all) of such dividends. A PIK Stock Dividend Notice, once delivered by the Corporation, shall be irrevocable unless the Corporation ceases to satisfy all of the Stock Payment Conditions at any time after delivering such PIK Stock Dividend Notice, in which case such notice shall be deemed revoked and the dividend to which such notice relates shall be payable in cash on the Dividend Payment Date. The Corporation shall not issue fractional shares of Common Stock to which Holders may become entitled pursuant to this subparagraph, but in lieu thereof, the Corporation shall round the number of shares to be issued to the nearest whole number. Each dividend shall be paid to the Holders of record of Preferred Shares as they appear on the stock register of the Corporation on the record date, not less than 10 nor more than 60 days preceding the applicable Dividend Payment Date, as shall be fixed by the Board of Directors. Dividends payable on each Dividend Payment Date shall be computed on the basis of a 360-day year of twelve 30-day months and rounded to the nearest cent. Dividends on account of arrearages for any past Dividend Payment Date may be declared and paid at any time, without reference to any scheduled Dividend Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors of the Corporation. Dividends shall accrue regardless of whether the Corporation has earnings, whether there are funds legally available therefor and/or whether declared. No interest shall be payable with respect to any dividend payment that may be in arrears. Holders of Preferred Shares called for redemption between the close of business on a dividend payment record date and the close of business on the corresponding Dividend Payment Date shall, in lieu of receiving such dividend on the Dividend Payment Date fixed therefor, receive such dividend payment on the date fixed for redemption together with all other accrued and unpaid dividends to the date fixed for redemption. The Holders shall not be entitled to any dividends other than the dividends provided for in this paragraph 3.

      (b) No dividends, except as described in the next sentence, shall be declared or paid or set apart for payment on any Parity Dividend Shares for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and set aside for payment for all accrued dividends with respect to the Series through the most recent Dividend Payment Date ending on or prior to the date of payment. Unless dividends accrued and payable but unpaid on Preferred Shares and any Parity Dividend Shares at the time outstanding have been paid in full, all dividends declared by the Corporation upon Preferred Shares or Parity Dividend Shares shall be declared pro rata with respect to all such shares, so that the amounts of any dividends declared on Preferred Shares and the Parity Dividend Shares shall in all cases bear to each other the same ratio that, at the time of the declaration, all accrued but unpaid dividends on Preferred Shares and the other Parity Dividend Shares, respectively, bear to each other.

      (c) If at any time the Corporation has failed to (x) pay or set apart for payment all accrued dividends on any Preferred Shares through the then most recent Dividend Payment Date and (y) set apart for payment an amount in cash equal to the scheduled dividend payments for each of the next two Dividend Payment Dates, the Corporation shall not, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to:

      (i) declare or pay or set aside for payment any dividend or other distribution on or with respect to any Junior Dividend Shares, whether in cash, securities, obligations or otherwise (other than dividends or distributions paid in shares of capital stock of the Corporation ranking junior to Preferred Shares both as to the payment of dividends and as to rights in liquidation, dissolution or winding-up of the affairs of the Corporation ("Junior Stock"), or options, warrants or rights to subscribe for or purchase shares of Junior Stock); or

      (ii) redeem, purchase or otherwise acquire, or pay into, set apart money or make available for a sinking or other analogous fund for the redemption, purchase or other acquisition of, any Preferred Shares (unless all of the Preferred Shares are concurrently redeemed), Parity Dividend Shares, Parity Liquidation Shares or shares of Junior Stock for any consideration (except by conversion into or exchange for Junior Stock); provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost or at cost plus interest at a rate not to exceed nine percent (9%) per annum, or, if lower than cost, at fair market value, upon the occurrence of certain events, such as the termination of employment; and provided further, that the total amount applied to the repurchase of shares of Common Stock shall not exceed $100,000 during any twelve month period, unless, in each such case, all dividends accrued on Preferred Shares through the most recent Dividend Payment Date and on any Parity Dividend Shares have been or contemporaneously are declared and paid in full.

      (d) Any reference to "distribution" contained in this paragraph 3 shall not be deemed to include any distribution made in connection with any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary.

      4. LIQUIDATION. (a) The liquidation value per Preferred Share, in case of the voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, shall be an amount equal to $5.00, subject to adjustment in the event of a stock split, stock dividend or similar event applicable to the Series, plus an amount equal to the cash value of dividends accrued and unpaid thereon, whether or not declared, to the payment date (the "Liquidation Value").

      (b) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation (a "Liquidation Event"), the Holders (i) shall not be entitled to receive the Liquidation Value of the shares held by them until the liquidation value of all Senior Liquidation Shares shall have been paid in full, and (ii) shall be entitled to receive the Liquidation Value of such shares held by them in preference to and in priority over any distributions upon the Junior Liquidation Shares. Upon payment in full of the Liquidation Value to which the Holders are entitled, the Holders will not be entitled to any further participation in any distribution of assets by the Corporation. If the assets of the Corporation are not sufficient to pay in full the Liquidation Value payable to the Holders and the liquidation value payable to the holders of any Parity Liquidation Shares, the holders of all such shares shall share ratably in such distribution of assets in accordance with the amounts that would be payable on the distribution if the amounts to which the Holders and the holders of Parity Liquidation Shares are entitled were paid in full.

      (c) For purposes of this paragraph 4, a Change of Control shall be treated as a Liquidation Event and shall entitle each Holder to receive, upon the consummation of such Change of Control, and at such Holder's option, cash in an amount equal to the Liquidation Value of such Holder's Preferred Shares.

      (d) The Corporation shall, no later than the date on which a Liquidation Event occurs or is publicly announced, deliver in accordance with the notice provisions of the Purchase Agreement written notice of any Liquidation Event, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, not less than 30 days prior to any payment date stated therein, to each Holder.

      (e) Whenever the distribution provided for in this paragraph 4 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Independent Directors.

      5. MANDATORY REDEMPTION. (a) On each Monthly Redemption Date, the Corporation shall redeem a total of 250,000 of the Preferred Shares (the "Monthly Redemption"), on a pro rata basis among all of the Holders. The Corporation shall effect each such Monthly Redemption on each applicable Monthly Redemption Date by paying in cash, in exchange for each Preferred Share to be redeemed, a sum equal to the Liquidation Value per each such Preferred Share (the "Monthly Redemption Amount"); provided, however, if all of the Stock Payment Conditions are met on the applicable Monthly Redemption Date, the Corporation may pay such Monthly Redemption Amount, at the Corporation's option, in fully paid and nonassessable shares of Common Stock (such Monthly Redemption Amount paid in such form being herein called "PIK Redemption Payments"). PIK Redemption Payments shall be paid by delivering to each Holder of Preferred Shares a number of shares of Common Stock ("Redemption Shares") determined by dividing (x) the total Monthly Redemption Amount with respect to all Preferred Shares to be redeemed from such Holder on the applicable Monthly Redemption Date (rounded to the nearest whole cent) by (y) the Redemption Price as of the applicable Monthly Redemption Date. In order to deliver Redemption Shares in lieu of cash on a Monthly Redemption Date, the Corporation must deliver, on or before the fifteenth (15th) calendar day immediately prior to such date, written notice to each Holder of Preferred Shares stating that the Corporation wishes to do so (a "PIK Stock Redemption Notice"). In the event that the Corporation does not deliver a PIK Stock Redemption Notice on or before such fifteenth (15th) day, the Corporation will be deemed to have elected to pay the related Monthly Redemption Amount in cash. The Company may indicate in the PIK Stock Redemption Notice that the election contained therein shall continue for later Monthly Redemption Dates until revised. Each Holder shall promptly thereafter deliver to the Corporation instructions designating whether such Holder wishes to receive delivery of its Redemption Shares in physical certificates (and, if so, at what address) or through the DTC, as long as no legend is required by the terms of the Purchase Agreement to be imprinted on such Redemption Shares (and, if so, the account number to be credited). If the Corporation wishes to deliver Redemption Shares in lieu of cash with respect to any Holder of Preferred Shares to be redeemed, it must do so with respect to all (but not less than all) Holders of Preferred Shares to be redeemed. A PIK Stock Redemption Notice, once delivered by the Corporation, shall be irrevocable unless the Corporation ceases to satisfy all of the Stock Payment Conditions at any time after delivering such PIK Stock Redemption Notice, in which case such notice shall be deemed revoked and the Preferred Shares to which such notice relates shall be redeemed in cash on the applicable Monthly Redemption Date. The Corporation shall not issue fractional shares of Common Stock to which Holders may become entitled pursuant to this subparagraph, but in lieu thereof, the Corporation shall round the number of shares to be issued to the nearest whole number.

      (b) If any Holder of Preferred Shares shall, prior to the close of business on a Monthly Redemption Date, give written notice to the Corporation pursuant to paragraph 7 below of the conversion of any or all of the Preferred Shares to be redeemed held by the Holder, then the related Monthly Redemption shall not become effective as to such

   Preferred Shares to be converted and such conversion shall become effective as provided in paragraph 7 below.

      6. NO OTHER REDEMPTION RIGHTS OR OBLIGATIONS. Except as provided in paragraph 5, the Preferred Shares shall not be redeemable, whether by the Corporation, at the request of any Holder, or otherwise.

         7. CONVERSION.

      (a) Right to Convert. Each Holder shall have the right to convert, at any time and from time to time after the Closing Date, all or any part of the Preferred Shares held by such Holder into such number of fully paid and non-assessable shares of Common Stock (the "Conversion Shares") as is determined in accordance with the terms hereof (a "Conversion").

      (b) Conversion Notice. In order to convert Preferred Shares, a Holder shall send to the Corporation by facsimile transmission, at any time prior to 3:00 p.m., Pacific Time, on the Business Day on which such Holder wishes to effect such Conversion (the "Conversion Date"), a notice of conversion in substantially the form attached as Annex I hereto (a "Conversion Notice"), stating the number of Preferred Shares to be converted, the amount of dividends accrued (but remaining unpaid) thereon, and a calculation of the number of shares of Common Stock issuable upon such Conversion in accordance with the formula set forth in paragraph 7(c) below setting forth the basis for each component thereof, including the details relating to any adjustments made to the Conversion Price. The Holder shall promptly thereafter send the Conversion Notice and the certificate or certificates being converted to the Corporation. Upon receipt of the certificate or certificates representing the Preferred Shares to be converted, the Corporation shall issue a new certificate for Preferred Shares to the Holder in the event that less than all of the Preferred Shares represented by a certificate are converted; provided, however, that the failure of the Corporation to deliver such new certificate shall not affect the right of the Holder to submit a further Conversion Notice with respect to such Preferred Shares and, in any such case, the Holder shall be deemed to have submitted the original of such new certificate at the time that it submits such further Conversion Notice. Except as otherwise provided herein, upon delivery of a Conversion Notice by a Holder in accordance with the terms hereof, such Holder shall, as of the applicable Conversion Date, be deemed for all purposes to be the record owner of the Common Stock to which such Conversion Notice relates. In the case of a dispute between the Corporation and a Holder as to the calculation of the Conversion Price or the number of Conversion Shares issuable upon a Conversion (including, without limitation, the calculation of any adjustment to the Conversion Price following any adjustment thereof), the Corporation shall issue to such Holder the number of Conversion Shares that are not disputed within the time periods specified in paragraph 7(d) below and shall submit the disputed calculations to a certified public accounting firm of national reputation (other than the Corporation's regularly retained accountants) within three (3) Business Days following the Corporation's receipt of such Holder's Conversion Notice. The Corporation shall cause such accountant to calculate the Conversion Price as provided herein and to notify the Corporation and such Holder of the results in writing no later than five
   (5) Business Days following the day on which such accountant received the disputed calculations (the "Dispute

   Procedure"). Such accountant's calculation shall be deemed conclusive absent manifest error. The fees of any such accountant shall be borne by the party whose calculations were most at variance with those of such accountant.

      (c) Number of Conversion Shares. The number of Conversion Shares to be delivered by the Corporation to a Holder pursuant to a Conversion shall be determined by dividing (i) the aggregate Liquidation Value of such Holder's Preferred Shares to be converted by (ii) the Conversion Price in effect on the applicable Conversion Date.

      (d) Delivery of Conversion Shares. The Corporation shall, no later than the close of business on the third (3rd) Business Day following the later of
   (i) the date on which the Corporation receives a Conversion Notice from a Holder by facsimile transmission pursuant to paragraph 7(b), above, and (ii) the date on which the Corporation receives the related Preferred Shares certificate (such third Business Day, the "Delivery Date"), issue and deliver or cause to be delivered to such Holder the number of Conversion Shares determined pursuant to paragraph 7(c) above (without any restrictive legend if permitted by the terms of the Purchase Agreement); provided, however, that any Conversion Shares that are the subject of a Dispute Procedure shall be delivered no later than the close of business on the third (3rd) Business Day following the determination made pursuant thereto.

      (e) Delivery Procedures. As long as the Corporation's designated transfer agent (the "Transfer Agent") participates in the DTC's Fast Automated Securities Transfer program ("FAST") and no restrictive legend is required pursuant to the terms of the Purchase Agreement, the Corporation shall effect delivery of Conversion Shares to the Holder by crediting the account of the Holder or its nominee at DTC (as specified in the applicable Conversion Notice) with the number of Conversion Shares required to be delivered, no later than the close of business on the applicable Delivery Date. In the event that the Transfer Agent is not a participant in FAST or if the Holder so specifies in its Conversion Notice or otherwise in writing on or before the Conversion Date, the Corporation shall effect delivery of Conversion Shares by delivering to the Holder or its nominee physical certificates representing such Conversion Shares, no later than the close of business on such Delivery Date. Conversion Shares delivered to the Holder shall not contain any restrictive legend unless such legend is required pursuant to the terms of the Purchase Agreement. If any Conversion would create a fractional Conversion Share, such fractional Conversion Share shall be disregarded and the number of Conversion Shares issuable upon such Conversion, in the aggregate, shall be the nearest whole number of Conversion Shares.

      (f) Failure to Deliver Conversion Shares. (i) In the event that, for any reason, a Holder has not received certificates representing the number of Conversion Shares specified in the applicable Conversion Notice, without any restrictive legend (except to the extent a restrictive legend is required by the terms of the Purchase Agreement) on or before the Delivery Date therefor (a "Conversion Default"), and such failure to deliver certificates continues for two (2) Business Days following the delivery of written notice thereof from such Holder (such second Business Day following such written notice being referred to herein as the "Conversion Default Date"), the Corporation shall pay to such Holder payments ("Conversion Default Payments") in the amount of (A) "N" multiplied by (B) the aggregate Liquidation Value of the Preferred Shares which are the subject of such Conversion Default multiplied by (C) one percent (1%), where "N" equals the number of days elapsed between the Conversion Default Date and the date on which all of the certificates representing such Conversion Shares (without any restrictive legend to the extent permitted by the terms of the Purchase Agreement) are issued and delivered to such Holder. Amounts payable hereunder shall be paid to the Holder in immediately available funds on or before the fifth (5th) Business Day of the calendar month immediately following the calendar month in which such amounts have accrued.

            (ii) In the event of a Conversion Default, a Holder may, upon written notice to the Corporation, regain on the date of such notice the rights of such Holder under the Preferred Shares that are the subject of such Conversion Default. In such event, such Holder shall retain all of such Holder's rights and remedies with respect to the Corporation's failure to deliver such Conversion Shares (including without limitation the right to receive the cash payments specified in paragraph 7(f)(i) above through the date of such written notice).

            (iii) The Holders' rights and remedies hereunder are cumulative, and no right or remedy is exclusive of any other. In addition to any other remedies provided herein, each Holder shall have the right to pursue actual damages for the Corporation's failure to issue and deliver Conversion Shares timely after the applicable Delivery Date, including, without limitation, damages relating to any purchase of shares of Common Stock by or on behalf of such Holder in order to make delivery on a sale effected in anticipation of receiving Conversion Shares, such damages to be in an amount equal to (A) the aggregate amount paid by such Holder for the shares of Common Stock so purchased minus (B) the aggregate amount received by such Holder upon the sale of such Conversion Shares, and such Holder shall have the right to pursue all other remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

      (g) Adjustments. The Conversion Price shall be subject to adjustment from time to time as follows:

      (i) In the event that the Corporation shall (A) pay a dividend or make a distribution, in shares of Common Stock, on any class of Capital Stock of the Corporation or any subsidiary which is not directly or indirectly wholly owned by the Corporation, (B) split or subdivide its outstanding Common Stock into a greater number of shares, or (C) combine its outstanding Common Stock into a smaller number of shares, then in each such case the Conversion Price in effect immediately prior thereto shall be adjusted so that the holder of each share of the Series thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have owned or have been entitled to receive after the occurrence of any of the events described above had such share of the Series been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this paragraph 7(g)(i) shall become effective immediately after the close of business on the record date in the case of a dividend or distribution (except as provided in paragraph 7(l) below) and shall become effective immediately after the close of business on the effective date in the case of such subdivision, split or combination, as the case may be. Any shares of Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding shares of Common Stock under clause (ii) below.

      (ii) In the event that the Corporation shall issue or distribute New Securities, in any such case at a price per share less than $5.00 or that would entitle the holders of the New Securities to subscribe for or purchase shares of Common Stock at a per share price less than $5.00 (provided that the issuance of Common Stock upon the exercise of New Derivative Securities will not cause an adjustment in the Conversion Price if no such adjustment would have been required at the time such New Derivative Security was issued), then the Conversion Price in effect immediately prior thereto shall be adjusted so that the Conversion Price shall equal the price at which the Corporation issues or distributes such New Securities (or the price at which the holders of the New Securities are entitled to subscribe for or purchase shares of Common Stock). Each such adjustment shall be made successively whenever any such New Securities are issued. In determining whether any New Derivative Securities entitle the holders to subscribe for or purchase shares of Common Stock at a price per share less than $5.00, there shall be taken into account any consideration received by the Corporation for such New Derivative Securities, the value of such consideration, if other than cash, to be determined in good faith by the Independent Directors, whose determination shall be conclusive and described in a certificate filed with the records of corporate proceedings of the Corporation. Notwithstanding the foregoing, in no event shall an adjustment be made under this subsection (ii) if such adjustment would result in raising the then-effective Conversion Price.

      (iii) No adjustment in the Conversion Price shall be required unless the adjustment would require an increase or decrease of at least 1% in the Conversion Price then in effect; provided, however, that any adjustments that by reason of this paragraph 7(g)(iii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph 7(g) shall be made to the nearest cent or nearest 1/100th of a share.

      (iv) Notwithstanding anything to the contrary set forth in this paragraph 7(g), no adjustment shall be made to the Conversion Price upon any Exempt Issuance.

      (v) The Corporation from time to time may reduce the Conversion Price by any amount for any period of time in the discretion of the Board of Directors.

      (vi) In the event that, at any time as a result of an adjustment made pursuant to paragraph 7(g)(i) or 7(g)(ii) above, the holder of any share of the Series thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of the Common Stock, thereafter the number of such other shares so receivable upon conversion of any share of the Series shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in paragraphs 7(g)(i) through 7(g)(v) above, and the other provisions of this paragraph 7(g)(vi) with respect to the Common Stock shall apply on like terms to any such other shares.

      (h) In case of any reclassification of the Common Stock (other than in a transaction to which paragraph 7(g)(i) applies), any consolidation of the Corporation with, or merger of the Corporation into, any other entity, any merger of another entity into the Corporation (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation), any sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange, pursuant to which share exchange the Common Stock is converted into other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby the holder of each share of the Series then outstanding shall have the right thereafter, during the period such share shall be convertible, to convert such share only into the kind and amount of securities, cash and other property receivable upon the reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock of the Corporation into which a share of the Series might have been converted immediately prior to the reclassification, consolidation, merger, sale, transfer or share exchange assuming that such holder of Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon consummation of such transaction, subject to adjustment as provided in paragraph 7(g) above following the date of consummation of such transaction. As a condition to any such transaction, the Corporation or the person formed by the consolidation or resulting from the merger or which acquires such assets or which acquires the Corporation's shares, as the case may be, shall make provisions in its articles or certificate of incorporation or other constituent document to establish such right. The certificate or articles of incorporation or other constituent document shall provide for adjustments which, for events subsequent to the effective date of the certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this paragraph 7. The provisions of this paragraph 7(h) shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

      (i) If:

      (i) the Corporation shall take any action which would require an adjustment in the Conversion Price pursuant to Section 7(g); or

      (ii) the Corporation shall authorize the granting to the holders of its Common Stock generally of rights, warrants or options to subscribe for or purchase any shares of any class or any other rights, warrants or options; or

      (iii) there shall be any reclassification or change of the Common Stock (other than a subdivision or combination of its outstanding Common Stock or a change in par value) or any consolidation, merger or statutory share exchange to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or the sale or transfer of all or substantially all of the assets of the Corporation; or

      (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

   then, the Corporation shall cause to be delivered to each Holder in accordance with the notice provisions of the Purchase Agreement, as promptly as possible, but at least 20 calendar days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights, warrants or options or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights, warrants or options are to be determined, or (B) the date on which such reclassification, change, consolidation, merger, statutory share exchange, sale, transfer, dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, change, consolidation, merger, statutory share exchange, sale, transfer, dissolution, liquidation or winding-up. Failure to give such notice or any defect therein shall not affect the legality or validity of the proceedings described in this paragraph 7(i).

      (j) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly cause a notice of the adjusted Conversion Price to be delivered to each Holder.

      (k) In any case in which paragraph 7(g) provides that an adjustment shall become effective immediately after a record date for an event and the date fixed for such adjustment pursuant to paragraph 7(g) occurs after such record date but before the occurrence of such event, the Corporation may defer until the actual occurrence of such event issuing to the holder of any Preferred Shares converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment.

      (l) In case the Corporation shall take any action affecting the Common Stock, other than actions described in this paragraph 7, which in the opinion of the Board of Directors would materially adversely affect the conversion right of the Holders, the Conversion Price may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors may determine to be equitable in the circumstances; provided, however, that in no event shall (i) the Board of Directors be required to take any such action and (ii) any such action result in an increase in the Conversion Price.

      (m) Notwithstanding anything herein to the contrary, the Corporation shall not issue any Conversion Shares, PIK Dividend Shares, or Redemption Shares which, when aggregated with all Conversion Shares, PIK Dividend Shares, Redemption Shares, and shares of Common Stock issued upon exercise of outstanding warrants to purchase Common Stock held by the Holders of the Series (the "Warrant Shares") issued prior to such date of issuance, would exceed 19.999% of the number of shares of Common Stock outstanding on the business day immediately preceding the date hereof (such number of shares, the "Issuable Maximum"). If, on the date of conversion or issuance, as applicable, of the Conversion Shares, PIK Dividend Shares, or Redemption Shares as set forth herein, (i) the Conversion Price, PIK Dividend Price, or Redemption Price, as applicable, in effect is such that the shares issuable upon conversion of the Conversion Shares, PIK Dividend Shares, Redemption Shares, and any Warrant Shares, together with the aggregate number of shares of Common Stock that would then be issuable upon conversion, exercise or issuance in full of all then outstanding Conversion Shares, PIK Dividend Shares, Redemption Shares, or Warrant Shares would exceed the Issuable Maximum, and (ii) the Corporation's stockholders shall not have previously approved the issuance of 20% or more of the Corporation's capital stock in connection with the transactions contemplated by the Purchase Agreement (the "Stockholder Approval"), then the Company shall issue to the Holder requesting conversion of Preferred Shares a number of shares of Common Stock equal to such Holder's pro-rata portion of the Issuable Maximum and, with respect to the remainder of the Preferred Shares then held by such Holder for which conversion would result in an issuance of shares of Common Stock in excess of such Holder's pro-rata portion of the Issuable Maximum (the "Excess Shares"), the Corporation shall be prohibited from issuing such Excess Shares, and shall notify the holder of the reason therefor. The Preferred Shares would be unconvertible to such extent until and unless Stockholder Approval is subsequently obtained, but shall otherwise remain in full force and effect.

      8. STATUS OF SHARES. All Preferred Shares that are at any time redeemed or converted pursuant to paragraph 5 or 7 above, and all Preferred Shares that are otherwise reacquired by the Corporation and subsequently canceled by the Board of Directors, shall be retired and shall not be subject to reissuance.

      9. VOTING RIGHTS. Except as otherwise provided herein and as otherwise required by law, the Preferred Shares shall have no voting rights.

      10. RESTRICTIONS AND LIMITATIONS. So long as any Preferred Shares remain outstanding, the Corporation, shall not, without the vote or written consent by the holders of at least a majority of the outstanding Preferred Shares, voting together as a single class:

      (i) Redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking or other analogous fund for such purpose) any share or shares of its Capital Stock, except for (a) a transaction in which all outstanding shares of preferred stock are concurrently redeemed, purchased or otherwise acquired,

            (b) conversion into or exchange for Junior Stock, or (c) redemption in accordance with paragraph 5 hereof; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost or at cost plus interest at a rate not to exceed nine percent (9%) per annum, or, if lower than cost, at fair market value, upon the occurrence of certain events, such as the termination of employment; and provided further, that the total amount applied to the repurchase of shares of Common Stock shall not exceed $100,000 during any twelve month period;

      (ii) Authorize or issue, or obligate itself to issue, any debt security, or otherwise incur indebtedness for borrowed money, other than (A) to a strategic investor in connection with a strategic commercial agreement or transaction as determined by the Independent Directors,
            (B) pursuant to a commercial borrowing, commercial secured lending or commercial lease financing transaction approved by the Independent Directors, or (c) pursuant to the acquisition of another corporation or entity by the Corporation by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization;

      (iii) alter, modify or amend the terms of the Series in any way;

      (iv) create or issue any securities of the Corporation ranking pari passu with or senior to the Preferred Shares either as to the payment of dividends or as to redemption or rights in liquidation, dissolution or winding-up of the affairs of the Corporation;

      (v)   increase the authorized number of shares of the Series;

      (vi) re-issue any Preferred Shares which have been converted or redeemed in accordance with the terms hereof;

      (vii) issue any shares of the Series except pursuant to the terms of the Purchase Agreement;

      (viii) enter into any definitive agreement or commitment with respect to any of the foregoing; or

      (ix) cause or permit any Subsidiary to engage in or enter into any definitive agreement or commitment with respect to any of the foregoing.

      In the event that the Holders of at least a majority of the outstanding Preferred Shares agree to allow the Corporation to alter or change the rights, preferences or privileges of the Series pursuant to applicable law, no such change shall be effective to the extent that, by its terms, such change applies to less than all of the Preferred Shares then outstanding.

      11. CERTAIN DEFINITIONS. As used in this Certificate, the following terms shall have the following respective meanings:

      "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under common control with such specified person. For purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities or otherwise; and the term "controlling" and "controlled" having meanings correlative to the foregoing.

      "Business Day" means any day except a Saturday, Sunday or day on which banking institutions are legally authorized to close in Tempe, Arizona.

      "Capital Stock" of any person or entity means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in the common stock or preferred stock of such person or entity, including, without limitation, partnership and membership interests.

      "Change of Control" means the existence or occurrence of any of the following: (a) the sale, conveyance or disposition of all or substantially all of the assets of the Corporation; (b) the effectuation of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of (other than as a direct result of normal, uncoordinated trading activities in the Common Stock generally); (c) the consolidation, merger or other business combination of the Corporation with or into any other entity, immediately following which the prior stockholders of the Corporation fail to own, directly or indirectly, at least fifty percent (50%) of the voting equity of the surviving entity; (d) a transaction or series of transactions in which any person or "group" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires more than fifty percent (50%) of the voting equity of the Corporation; or (e) a transaction or series of transactions that constitutes or results in a "going private transaction" (as defined in Section 13(e) of the Exchange Act and the regulations of the Commission issued thereunder).

      "Conversion Price" means $5.00, as adjusted from time to time pursuant to the terms of paragraph 7.

      "Current Market Price" means, when used with respect to any security as of any date, the volume weighted average price of such security on the ten (10) consecutive trading days immediately preceding (but not including) such date as reported for consolidated transactions with respect to securities listed on the principal national securities exchange on which such security is listed or admitted to trading or, if such security is not listed or admitted to trading on any national securities exchange, the volume weighted average price of such security on the ten (10) consecutive trading days immediately preceding (but not including) such date in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or such other system then in use or, if such security is not quoted by any such organization, the volume weighted average price of such security as of the ten (10) consecutive trading days immediately preceding (but not including) such date determined by an Independent Financial Expert. An "Independent Financial Expert" shall mean a reputable accounting, appraisal or investment banking firm that is, in the reasonable judgment of the Independent Directors, qualified to perform the task for which such firm has been engaged hereunder, is nationally recognized and disinterested and Independent with respect to the Corporation and its affiliates and is reasonably acceptable to Holders owning a majority of the outstanding Preferred Shares. "Independent" shall mean any person or entity that (A) is in fact independent, (B) does not have any direct financial interest or any material indirect financial interest in the Corporation or any of its subsidiaries, or in any Affiliate of the Corporation or any of its subsidiaries (other than as a result of holding securities of the Corporation in trading accounts), and (C) is not an officer, employee, promoter, trustee, partner, director or person performing similar functions for the Corporation or any of its subsidiaries or any Affiliate of the Corporation or any of its subsidiaries.

      "Exempt Issuance" means the issuance of:

      (a) shares of capital stock of the Corporation issued or issuable upon conversion or exercise of any currently outstanding securities (but not any amendment or modification to such currently outstanding securities after the date hereof) or any New Securities issued in accordance with the Purchase Agreement (including the Conversion Shares, the Warrant Shares, the PIK Dividend Shares and the Redemption Shares);

      (b) shares of capital stock issued and issuable as payment for outstanding interest under the Corporation's outstanding 7% convertible debentures and 4% convertible debentures;

      (c) shares or options or warrants for Common Stock granted to officers, directors and employees of, and consultants to, the Corporation or its subsidiaries pursuant to stock option or purchase plans or other compensatory agreements approved by the Board of Directors, or pursuant to the Syntax Groups Corporation 2005 Stock Incentive Plan;

      (d) shares of Common Stock or preferred stock issued in connection with any pro rata stock split, stock dividend (including PIK Dividend Shares) or recapitalization by the Corporation;

      (e) shares of capital stock, or options or warrants to purchase capital stock, issued to a strategic investor in connection with a strategic commercial agreement as determined by the Board of Directors;

      (f) shares of capital stock, or options or warrants to purchase capital stock, issued to an investor in connection with a joint venture arrangement where the Corporation is a participant;

      (g) shares of capital stock, or options or warrants to purchase capital stock, issued pursuant to the acquisition of another corporation or entity by the Corporation by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Corporation acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other corporation or entity;

      (h) shares of capital stock issued in an underwritten public securities offering pursuant to a registration statement filed under the Securities Act of 1933, as amended;

      (i) shares of capital stock, or options or warrants to purchase capital stock, issued to current or prospective customers or suppliers of the Corporation approved by the Board of Directors as compensation or accommodation in lieu of other payment, compensation or accommodation to such customer or supplier;

      (j) shares of capital stock, or warrants to purchase capital stock, issued to any person that provides services to the Corporation as compensation therefor pursuant to an agreement approved by the Board of Directors;

      (k) shares of capital stock, or options or warrants to purchase capital stock, offered in a transaction where the purchase of such securities by any Holder would cause such transaction to fail to comply with applicable federal or state securities laws or would cause an applicable registration or qualification exemption to fail to be available to the Corporation; provided, however, that this clause (k) shall apply only to the Holder or Holders who would cause any such failure, and not to any of the other Holders; and

      (l) securities issuable upon conversion or exercise of the securities set forth in paragraphs (a) - (k) above.

      "Holder" means any holder of Preferred Shares, all of such holders being the "Holders".

      "Independent Directors" means directors that (i) are not 5% or greater stockholders of the Corporation or the designee of any such stockholder; (ii) are not officers or employees of the Corporation, any of its subsidiaries or of a stockholder referred to above in clause (i); (iii) are not Related Persons; and (iv) do not have relationships that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment in carrying out the responsibilities of the directors.

      "Monthly Redemption Date" means January 29, 2007 and the first (1st) Business Day of each month thereafter and ending upon the full redemption of all of the Preferred Shares.

      "New Derivative Securities" means New Securities that are rights, warrants, options or convertible or exchangeable securities.

      "New Securities" means any Common Stock or preferred stock, whether or not authorized on the date hereof, and rights, options or warrants to purchase Common Stock or preferred stock and securities of any type whatsoever that are, or may become, convertible into Common Stock or preferred stock.

      "PIK Dividend Price" means 0.85 multiplied by the Current Market Price of the Common Stock as of the applicable Dividend Payment Date.

      "Purchase Agreement" means that certain Securities Purchase Agreement dated as of December 28, 2005, by and among the Corporation and the Purchasers named therein.

      "Redemption Price" means 0.85 multiplied by the Current Market Price of the Common Stock as of the applicable Monthly Redemption Date.

      "Registration Rights Agreement" means that certain Registration Rights Agreement dated as of December 28, 2005, by and among the Corporation and the Purchasers named therein.

      "Related Person" means an individual related to an officer, director or employee of the Corporation or any of its Affiliates which relation is by blood, marriage or adoption and not more remote than first cousin.

      "Stock Payment Conditions" means all of the following:

            (a) a Registration Statement (as defined in the Registration Rights Agreement) covering the PIK Dividend Shares and the Redemption Shares to be issued, as applicable, shall have been declared effective and shall continue to be effective and available to each Holder;

            (b) (i) the Common Stock shall be listed on the American Stock Exchange, the New York Stock Exchange, or the Nasdaq National Market, or shall be quoted on the OTC Bulletin Board or in the "Pink Sheets", and trading in the Common Stock on such market or exchange shall not then be suspended, (ii) the Corporation shall be in compliance, in all material respects, with each of the quantitative and qualitative listing standards and requirements (without regards to any specified grace periods) of such market, and (iii) the Corporation shall not have received any notice from such market that the Corporation may not be in such compliance; and

            (c) the PIK Dividend Shares or Redemption Shares, as applicable, when issued will be duly authorized, validly issued, and nonassessable.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed on its behalf by its undersigned Chief Financial Officer this 29th day of December, 2005.

                                                     /s/ Wayne A. Pratt
                                                     --------------------------
                                                     Wayne A. Pratt,
                                                     Chief Financial Officer

                                                                         ANNEX I

                                CONVERSION NOTICE

The undersigned hereby elects to convert shares of 6% Redeemable Convertible Preferred Stock (the "PREFERRED STOCK"), represented by stock certificate No(s). __________, into shares of common stock ("COMMON Stock") of Syntax-Brillian Corporation (the "COMPANY") according to the terms and conditions of the Certificate of Designations and Securities Purchase Agreement relating to the Preferred Stock (the "CERTIFICATE OF DESIGNATIONS"), as of the date written below. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Certificate of Designations.

                               Conversion Date:_________________________________

                               Number of Shares of
                               Preferred Stock to be Converted:_________________

                               Amount of Accrued Dividends:_____________________

                               Applicable Conversion Price:_____________________

                               Number of Shares of
                               Common Stock to be Issued:_______________________

                               Name of Holder:__________________________________

                               Address:_________________________________________
                                       _________________________________________
                                       _________________________________________

                               Signature:_______________________________________
                                         Name:
                                         Title:

[ ] The Holder represents to the Company that the resale or transfer of the Conversion Shares represented hereby was effected via delivery of a prospectus pursuant to the registration statement and was in compliance with any applicable state securities or blue sky laws. (check box if applicable)

Holder Requests Delivery to be made: (check one)

[ ]    By Delivery of Physical Certificates to the Above Address

[ ]    Through Depository Trust Corporation
       (Account__________________________________)